Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan/Don Duffy	Mark L. Yoseloff, Chairman and CEO
Investor Relations Advisors	Gerald W. Koslow, Sr. Vice President, CFO
ph: 203.222.9013	ph: 702.897.7150
fax: 203.222.9372	fax: 702.270.5161

SHUFFLE MASTER ANNOUNCES 3rd FISCAL QUARTER 2003 RESULTS

Revenue Increased to $17.4 Million; Diluted Earnings Per Share Increased 23% to $0.27

LAS VEGAS . . .Thursday, August 21, 2003 . . . Shuffle Master, Inc. (Nasdaq: SHFL) announced today that results for the Company’s third fiscal quarter ended July 31, 2003 were revenue of $17.4 million, net income of $4.6 million and diluted earnings per share of $0.27.

For the quarter, the Company reported strong growth in total Shuffler revenue and a significant increase in Table Game placements.  In addition, Slot Product revenue increased year-over-year.

For the quarter ended July 31, 2003, total revenue of $17.4 million was an increase of 15% over $15.1 million for the same period a year ago.  These revenues were a record for any quarter in the Company’s history.  Operating income increased 16% to $6.8 million, compared to $5.8 million a year ago, while net income for the quarter increased 18% to $4.6 million, compared to $3.9 million for the third fiscal quarter of 2002.  Earnings per diluted share increased 23% to $0.27, compared to $0.22 a year ago, reflecting both higher earnings and a decrease in average shares outstanding.

The Company reported revenue of $47.9 million and net income of $12.0 million, or $0.70 per diluted share for the nine months ended July 31, 2003. These results compare to revenue of $40.5 million and net income of $9.6 million, or $0.52 per diluted share for the first nine months of fiscal year 2002.

Given the Company’s third quarter performance, the Company is refining its full-year earnings guidance to a range of $0.97 to $0.99 per diluted share from $0.95 to $0.98.  Regarding fiscal year 2004, our preliminary forecast supports continued earnings per share growth in excess of 20%.

Mark L. Yoseloff, Chairman and CEO of Shuffle Master commented, “We are pleased with our record-setting third quarter results.  Not only did our shuffler segment generate record revenue, but our table games business exhibited broad-based success with multiple titles.  In addition, our slot business generated year-over-year gains and the early fourth-quarter approval of our ticket-in ticket-out capability is anticipated to produce sequential growth in the fourth quarter.  As we look to the conclusion of our fiscal year in October, we are please to be on track to deliver 25%-plus year-over-year EPS growth in fiscal 2003.”

Yoseloff continued, “These quarterly results are particularly notable given the fact that our legal expenses in the quarter were almost $500,000, or about two cents a share in earnings.  These extra expenses were primarily related to various legal actions that we have brought to protect our valuable patent portfolio.  Unfortunately, the more successful we become, the more attractive the unscrupulous business practice of willfully infringing our patents becomes.  Shuffle Master management has concluded that the long-term value of vigorously pursuing infringers far outweighs the short-term gain of not doing so.”

Highlights for the third fiscal quarter of 2003 include the following:

•                  EBITDA of $8.8 million, or 51% of total revenue.  (See Supplemental Information table for reconciliation of this non-GAAP financial measure.)

•                  Free Cash Flow of $5.3 million. (See Supplemental Information table for reconciliation of this non-GAAP financial measure.)

•                  Produced the 23rd consecutive quarter of growth in recurring revenue (monthly lease, royalty, and service contract revenue).

•                  Surpassed 10,500 shufflers installed.

•                  532 net shufflers placed for the quarter, highlighted by the net placement of 102 Deck Mates®.

•                  64 net proprietary table games placed.

•                  Repurchased 40,000 shares of the Company’s common stock at a cost of $1.07 million, an average price of $26.81 per share.

Shuffle Master, Inc. is a gaming equipment supply company that develops, manufactures and markets innovative technology-based products and services to the casino industry, including card shufflers and other table gaming equipment, table and slot games, and gaming machine software and related hardware.  The Company was ranked: the 17th fastest growing small company by Fortune Small Business© magazine in July 2003; the 5th best small company in America by Business Week magazine in June 2003; the 35th best small company in America by Forbes magazine in its October 2002 survey; the 25th fastest growing small company by Fortune Small Business© magazine in June 2002; and is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements.  Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or future litigation or claims; changes to the Company’s intellectual property portfolio, such as loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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Shuffle Master, Inc. will hold a conference call on August 21, 2003 at 2:00 pm Pacific time to discuss the results of operations for its third fiscal quarter ended July 31, 2003.  The dial-in number is (973) 935-8507 and request the “Shuffle Master’s Third Quarter Fiscal 2003 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site at www.shufflemaster.com.  Beginning approximately two hours after the call and continuing for 14 days, a playback can be heard 24-hours a day by dialing (877) 519-4471; passcode is 4100441.

– financial highlights follow –

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002

Revenue:
Shuffler lease	$4,437	$4,055	$12,995	$12,064
Shuffler sales and service	4,206	3,617	10,055	9,081
Table royalties	5,356	4,908	15,762	13,335
Table sales	1,365	558	1,791	582
Slot lease	1,828	1,641	5,521	4,970
Slot sales	214	341	1,647	372
Other	9	19	86	77
Total revenue	17,415	15,139	47,857	40,481

Costs and expenses:
Cost of leases and royalties	2,354	2,040	6,789	6,747
Cost of sales and service	1,599	1,882	4,333	3,563
Selling, general and administrative	4,423	3,674	12,785	10,866
Research and development	2,261	1,707	5,966	5,119
Total costs and expenses	10,637	9,303	29,873	26,295

Income from operations	6,778	5,836	17,984	14,186
Interest income, net	63	155	163	473
Income before income taxes	6,841	5,991	18,147	14,659
Provision for income taxes	2,213	2,067	6,170	5,057
Net income	$4,628	$3,924	$11,977	$9,602

Earnings per common share, basic	$0.28	$0.22	$0.71	$0.54
Earnings per common share, diluted	$0.27	$0.22	$0.70	$0.52
Weighted average common shares, basic	16,653	17,797	16,783	17,787
Weighted average common shares, diluted	17,181	18,209	17,226	18,469

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 31, 2003	October 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$4,121	$3,604
Investments	11,322	15,818
Accounts receivable, net	6,840	6,766
Notes receivable	1,085	1,737
Investment in sales-type leases	1,877	525
Inventories	7,173	5,615
Prepaid income taxes	7,084	5,685
Deferred income taxes	720	459
Other current assets	497	384
Total current assets	40,719	40,593
Investment in sales-type leases	2,319	—
Products leased and held for lease, net	6,256	7,037
Property and equipment, net	1,954	2,119
Intangible assets, net	5,925	5,539
Goodwill	3,664	3,664
Non-current deferred income taxes	1,377	1,298
Other assets	440	353
Total assets	$62,654	$60,603

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,900	$4,209
Accrued liabilities	2,995	2,481
Customer deposits and unearned revenue	2,911	1,953
Current portion of long-term obligations	175	175
Total current liabilities	11,981	8,818

Long-term obligations	425	1,518

Contingencies

Shareholders’ equity:
Common stock, $0.01 par value; 67,500 shares authorized; 16,694 and 17,276 shares issued and outstanding	167	173
Additional paid-in capital	1,212	1,895
Retained earnings	48,869	48,199
Total shareholders’ equity	50,248	50,267
Total liabilities and shareholders’ equity	$62,654	$60,603

SHUFFLE MASTER, INC.

SUPPLEMENTAL INFORMATION

(Unaudited, in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002

Cash flows from operating activites	$6,484	$4,836	$16,121	$13,035
Depreciation and amortization	2,049	1,882	6,084	5,568
Payments for products leased and held for lease	1,199	655	2,945	2,331
Purchases of property and equipment	231	149	501	589
Purchases of intangible assets	106	441	931	898

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:
Cash flows from operating activites	$6,484	$4,836	$16,121	$13,035
Payments for products leased and held for lease	(1,199)	(655)	(2,945)	(2,331)
Free Cash Flow (a)	$5,285	$4,181	$13,176	$10,704

Reconciliation of Net Income to EBITDA:
Net income	$4,628	$3,924	$11,977	$9,602
Interest income, net	(63)	(155)	(163)	(473)
Provision for income taxes	2,213	2,067	6,170	5,057
Depreciation and amortization	2,049	1,882	6,084	5,568
EBITDA (b)	$8,827	$7,718	$24,068	$19,754

(a)          Free Cash Flow (defined as cash flow provided by operating activities less payments for products leased and held for lease) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flows from operating activities as a liquidity measure.  Free Cash Flow is presented solely as a supplemental disclosure because management believes it is a useful liquidity measure and widely used within its industry.  Free Cash Flow is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(b)         EBITDA (defined as net income before net interest income, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure.  EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry.  EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.